WidePoint Corporation

Second Quarter 2012 Earnings Conference Call

August 14, 2012

Operator:                                        Good day ladies and gentlemen. Thank you for standing by. Welcome to the WidePoint Corporation Second Quarter 2012 Conference Call. During today's presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star, followed by the one, on your touchtone phone. Please press star, zero, for Operator assistance at any time. For participants using speaker equipment, it may be necessary to pick up your handset before making your selection. This conference is being recorded today, Tuesday August 14, 2012. I would now like to turn the conference over to Mr. David Fore of Hayden IR. Please go ahead.

David Fore:                                    Thank you, Operator. Good afternoon to all participants in WidePoint's Second Quarter 2012 Financial Results Conference Call. With me today are WidePoint's Chairman and CEO, Steve Komar, and Chief Financial Officer, Jim McCubbin. Steve will provide an overview of the second quarter, 2012 results and Jim will provide additional financial details. Then, we will open the call to questions from participants.

Before I turn the call over to Steve, I'd like to remind all participants that during this conference call any forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, including financial guidance, and similar expressions including, without limitation, expressions using the terminology may, will, believe, expect, plans, anticipates, predicts, forecast, and expressions which reflect something other than historical facts, are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including factors discussed in the risk factor sections of WidePoint's annual report on Form 10-K, and its forwarded reports on Form 10-Q, and in other SEC filings and Company releases. Actual results may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise at this conference call, except as required by law.

I would now like to turn the call over to WidePoint's Chairman and CEO, Steve Komar for opening remarks.

Steven Komar:                               Thank you, David and good day to everyone who has joined us this afternoon. As always we appreciate your continued interest in and support of WidePoint Corporation. Last year, we accomplished a number of our strategic goals in support of broadening our addressable business opportunity. And during the last two quarters, we’ve been starting to see some of the benefits arising from these efforts.

In the second quarter of 2012, we continued to expand the reach of our telecommunications lifecycle management capabilities beyond the federal marketplace using the personnel and resources we acquired through the purchase of the Avalon Global Solutions business at the end of 2011, which has now been rebranded and is operating as WidePoint Solutions Corporation. This segment benefitted from new contracts with the State of Nevada, the Western States Contracting Alliance, the State of Utah, and contract extensions with a number of existing federal government agencies. Several new commercial clients also went to contract which served to bolster our IT consulting business during the second quarter. We will continue to focus on expanding our commercial market footprint, enhancing our Cloud-based trust advice, and identity assurance solutions, and in providing expanded security and mobile device management offerings to our mobile telecommunications lifecycle management customers, as well as expanding our geographic reach in support of our growing international client demands.

As expected, revenue from our cyber security business was down compared to last year and compared to the previous quarter, due to a substantial credentialing award that was recognized earlier than expected in the first quarter of 2012, and a follow on award that was not realized until after the second quarter closed. More importantly, we continue to see rising demand for our credentialing services for access to federal government physical and virtual sites and for continued expansion of current programs underway at the federal and state level, such as the Transportation Workers Identification Credentialing (or TWIC) program and its next generation successor contract, as well as our first responder products and services.

Reflecting on our second quarter results, total company net revenue increased over 25% to 12.5 million from 10 million in last year’s comparable period. This increase is materially the result of revenue growth in our telecommunications management and our IT consulting services and product segments which included revenues generated by the acquired customers of Avalon Global Solutions, now, as mentioned, operating as WidePoint Solutions Corporation.

Gross margin deteriorated during the second quarter of 2012 due to a lower mix of high margin revenues. We experienced a net loss of approximately $300,000 in the second quarter of 2012 compared to net income of approximately $210,000 in the second quarter of 2011. Jim McCubbin will address a more specific variance analysis of these and other results, some of which reflect selective investment spending to support our go-forward strategies, in his upcoming financial comments.

While revenue growth compared favorably at prior periods, it remains below the levels we’d internally targeted, and of course, our net loss is unacceptable performance as we look to future periods’ anticipated results. The question becomes, what are we going to do about it? For openers, we are narrowing our focus to our two strategic growth offerings and redirecting resources and dollars to accelerate market penetration and product/services robustness and delivery for these offerings. As mentioned, telecommunications lifecycle, management, and secured, trusted credentialing are where our future efforts and investment will lie. It is in these areas that our installed customer base, client relations and product services offerings provide the most favorable competitive differentiation for us.

We have already begun to diversify our revenues by penetrating additional vertical markets, and this effort will intensify as we further reduce our exposure to government markets and their recent volatility. We’ve initiated a corporate branding strategy that will unify and clarify our market facing message under the WidePoint logo and soon eliminate the confusion and mixed messages of our multiple corporate entities. We are also in the process of further strengthening our corporate sales and marketing organization with the dual view of maximizing the delivery of current opportunities while exploring opportunistic, fast-growing markets where our native intellectual property and expertise can be modified and leveraged to enable accelerated entry.

We’re also in the midst of a management reorganization that will focus on our strategic offerings and reposition key management resources in coming quarters to support the revised mission via senior cross-company functional positions and responsibilities under the one company banner and mandate.

WidePoint Solutions Corporation brings a successful and proven commercial market channel partner strategy which we will adopt across the company, and combine with our existing alliances with quasi-corporate systems integrator entities we partner with on the government side. And finally, we continue to seek supplemental growth for either mergers or acquisitions with a specific focus on broadening existing services capabilities in our two key segments, as well as international expansion opportunities.

In summary, we believe that our second half of 2012 will be better than the first half and that our profitability will improve. Also, that we’re taking the necessary steps now to ensure and optimize our success in future years. As a footnote, we are not immune to the possibility of an increasing government slowdown or the impact of a possible congressional sequestration. However, we believe that we have moderated that risk over the past year, and will continue to do so as we move forward.

With that, I’d like to turn the call over to Jim McCubbin, WidePoint CFO, for a more in-depth discussion of our financial results. I’ll then follow up with a recap before opening up the call to your questions. Jim, the floor is yours.

James McCubbin:                         Hello everyone. Today I’m going to discuss our second quarter and six months financial results. For the quarter, our revenues increased by approximately 26% to 12.5 million, from 10 million in last year’s comparable period. These results, while producing overall positive revenue growth, came in below our expectations for several reasons that we will address. Overall, our growth was driven by positive performance delivered in two of our three segments, in telecommunications lifecycle management, and IT consulting services and product segments. A portion of the growth was attributable to customers we acquired from our recently completed Avalon Global Solutions asset acquisition, which now operates as WidePoint Solutions Corporation, as well as growth driven organically from our internal efforts.

It is important to note that several events limited our growth in our second quarter, including the earlier acceleration of an award that benefited our first quarter in our cyber security segment, delay of work that occurred in our second quarter that is associated with our first responders’ efforts as a result of some funding issues, and the award of work within our cyber segment that occurred in July and not June. Which of course, will positively benefit our third quarter 2012 cyber segment. As you can see, timing differences that we had suggested in our last quarter conference call could occur, in fact did occur, negatively affecting our second quarter cyber security segment’s revenues.

Unfortunately, these events were beyond our control but nonetheless, events such as these do cause our revenue streams to have erratic results. The good news is that we do anticipate our overall revenues to increase in the third quarter as a result of some of these timing differences. Looking at the six month period, our revenues increased by approximately 28%, to 26.2 million, from 20 million in last year’s comparable periods. In reviewing our six month revenue performance, in many ways, it appears from a historical perspective that our first quarter and second quarter switched places, as usually our first quarter is weaker than our second quarter. But given the timing of the awards that occurred, you can clearly see that the revenue performance does smooth out when looking at revenue growth over the six month period, and in fact, we expect to see this result to smooth our more in all three segments as we report the third quarter and nine months performance.

Delving further into each segment, we saw telecommunications lifecycle management segment revenue increase approximately 22%, to 7.5 million, from 6.2 million in last year’s comparable second quarter, and 26%, to 14.8 million, from 11.8 million in last year’s comparable six month period. This growth was materially achieved through the addition of the customers from our recent acquisition, as well as augmented from our internal growth, offset by reductions in our bands of minutes and reselling activities associated with our federal clients. Our emphasis is on growing our higher margin surfaces and not focusing on our reselling activities. Excluding these reselling minutes that represented approximately 4 million and 9 million, respectively, in revenue for the quarter and six month 2012, we believe we will continue to see strong percentage growth in the second half continue within the segment.

Growth that will be delivered by awards we have recently received from several commercial clients and the beginning of recognition of revenues associated with our state and local endeavors. We currently believe we will see stronger opportunities within the commercial and state and local municipality marketplaces in the near-term with negligible growth in the federal marketplace as we expect continuing resolutions in other political events to hamper new development efforts in the short-term. We still believe that there are a number of new large opportunities in the federal space, but given the confused state the federal government is presently operating within, we believe those opportunities will be after the election cycle is completed.

Medium to longer term, we believe that as we continue to invest in the segment with a strong emphasis on investing in sales and marketing over the next six months, along with our efforts at introducing new partnerships, technological improvements and enhancements in our operations, operational efficiencies for our continued work in consolidating and bridging our two workforces and tools at our iSYS and WidePoint Solutions subsidiaries, and our efforts at rolling out disruptive new services that include security measures that introduce authentication and other measures to our security offerings. We believe this area should see continued growth into the foreseeable future.

Our cyber security trusted identity solutions revenue decreased approximately 51%, to 1.1 million, from 2.3 million in last year’s comparable second quarter, yet only 7%, to 3.3 million, from 3.6 million in last year’s comparable six month period. As we have previous stated, we’ve seen revenue fluctuations within this segment driven by short-term timing events. But as we look at performance over longer periods of time, those swings do flatten out and we anticipate positive performance in the third quarter of 2012 as a result of awards we have received in July.

Our outlook still remains positive for this segment but for the short-term, we are dealing with the sequestration and federal cliff issues that are clouding federal contractors’ ability to plan and work around layoff and/or hiring practices that could affect our credentialing sales to the federal contractor base short-term. Medium to longer term, we believe that as the political landscape normalizes after the Presidential election and the federal mandates continue to be implemented such as TWIC, FRAC, and others along with the technology and service offerings becoming more widespread as authentication and security become ingrained within the extended federal user base, the outlook should remain strong for revenue growth within this area in the longer term future.

Our IT consulting services and product revenues increased approximately 156%, to 3.9 million, from 1.5 million in last year’s comparable second quarter, and 56%, to 8.1 million, from 5.2 million in last year’s comparable six month period. This was due to growth in both our commercial and government operations and augmented by a customer we added from our recent acquisition. We believe that we will continue to witness growth in our commercial area but short-term, again, we see the potential for erratic performance as a result of the same issues we discussed in our cyber security review as a result of the sequestration and fiscal cliff issues that are presently being discussed by our respective representatives on the Hill.

Gross profit in the second quarter of 2012 was up approximately 6.4% to 2.9 million, as compared to gross profit of 2.7 million in the second quarter of 2011. As a percentage of revenue, gross margin was approximately 23% in the second quarter of 2012, down from approximately 27% in the second quarter of 2011, driven largely by a lower contribution of cyber security managed solution segment revenue and the higher contribution of IT consulting services and product segment revenues in the second quarter of 2012. We anticipate this will increase in the third quarter of 2012 as we recognize a greater percentage of revenues from our cyber security segment, as well as recognized higher margin sales in our telecommunications lifecycle management segment.

Gross profit for the six month period ended June 30th, 2012 was approximately 6.2 million, or 24% of revenues, as compared to approximately 4.5 million, or 22% of revenues, for the six month period ended June 30th, 2011. We would like to note that gross profit generally excluding the resale of billable minutes in our communications lifecycle management segment, is approximately 50% plus-or-minus some slight variation excluding licensing for software which can increase those gross profits materially to the 80% to 90% or more range. And our credentialing gross profits are in the general range from 35% to as much as 80% to 90% or more depending upon the level of labour costs we contribute to those credentials.

Given these margins and our expectations of growth within these areas in future periods, we anticipate gross margins as a percentage of revenue should increase as cost of sales as a percentage of revenue decreases due to a greater mix of higher margin services that I’ve described. We also believe as revenues expand in the future, there could be periods of variability in margin growth associated with the changes in our segments’ revenue mix. Given this, along with investments we have made in our sales, marketing and general administrative expensive in the quarter and six months, our loss from operations was approximately $477,000, compared to income from operations of approximately $384,000 in last year’s comparable second quarter. And loss from operations were approximately $349,000, as compared to a loss from operations of $121,000 in last year’s comparable six month period.

The decline in gross margins as we discussed previously, was materially responsible for this loss in the quarter and six months. As we witnessed increases in revenues and higher margins associated with the change in our sales mix, we should witness this change in profitability. Our net loss was approximately $302,000, compared to net income of approximately $214,000 in last year’s comparable second quarter, and net loss was approximately $245,000 as compared to a net loss of $103,000 in last year’s comparable six month period.

In this reporting period, we also provided non-GAAP operating metrics to allow our shareholders to better compare us against our peers. On a non-GAAP basis, adjusted EBITDA was approximately $22,000, as compared to $625,000 in last year’s comparable second quarter, and also, $834,000, as compared to $380,000 in last year’s comparable six month period. We anticipate our non-GAAP adjusted EBITDA will positively increase in the third quarter as a result of increased revenues and margins allowing us to continue to pay down our debt while investing in the Company’s strategic priorities. That said, we continue to believe that our third quarter, 2012 will be stronger than our second quarter, 2012 with both greater revenues, higher margins and better bottom line performance as we recognize awards we have already achieved in July and August of our third quarter of 2012.

With that, I’d like to turn it back to you, Steve.

Steven Komar:                                Thank you, Jim. Very thorough. Before we close our prepared remarks, I’d like to take a moment to summarize WidePoint’s evolutionary path and strategy from management’s viewpoint. I believe it’s important to not lose focus on these goals and the short-term investments that may be required to achieve them. Management is acutely aware of the current deterioration in the company’s stock price. It is moving aggressively to implement change and best position the company for future successes. We believe that we will become an industry leader in the integrated delivery of secured mobile communication solutions, as well as trusted identity-based information and data protection solutions.

These services will be delivered globally via a secure, fully compliant, Cloud-based environment. We foresee a natural convergence of these two capabilities as their target markets mature and as customer driven demand migrates from its government driven roots to the commercial sector and eventually to individual end users on a transnational basis. We are taking the necessary steps to best position ourselves for this coming convergence and the resulting multi-billion dollar market size opportunity. We are focused on several directly related initiatives this year. These include, further expanding the commercial market footprint and the currently fragmented but consolidating telecommunications management marketplace, enhancing the capabilities of our Cloud-based trusted device and identity assurance solutions, providing cost-effective, state of technology, expanded mobile device management and mobile security offerings to our telecommunications lifecycle management customers, and expanding our geographic reach beyond the borders of the U.S. in support of our international and multi-national customer and prospect demands.

We will achieve this through a combination of organic growth, reinvestment in existing proprietary technologies, a unified branding and sales marketing approach, and strategically leveragable mergers or acquisitions. WidePoint’s Management team remains extremely excited about the market opportunity we see ahead of us and of our ability to pursue and deliver it.

In our recently developed strategic plan, we characterize our business vision as, and I’m quoting, “Supporting the evolving needs of workforce mobility by advancing the globalization of trusted cyber mobility to enhance the freedom of human interactions.” No doubt more than a little bit pretentious, but it does precisely claim what we do and the services we provide. What that translates into, as published by Gartner Group and IDC, is concurrent markets with annual revenues of up to $5 billion and growing at compounded annual growth rates ranging between 20% and 32%. Our challenge, mission and focus is to maximize our performance within these projects and deliver a multiplier effect to the enterprise value of WidePoint Corporation over the next few years. And of course, to the resulting return to our shareholders.

With that, I’d like to now open the call to your questions. Lily, if you can assist us in opening the call to questions, I’d appreciate it.

Operator:                                         Thank you, sir. We will now begin the question and answer session. As a reminder, if you have a question, please press the star, followed by the one, on your touchtone phone. If you would like to withdraw your question, press the star, followed by the two. If you are using speaker equipment, you will need to lift the handset before making your selection. Our first question comes from the line of Mike Malouf with Craig-Hallum Capital Group. Please go ahead, sir.

Ross Licero:                                    Hi, it’s Ross Licero in for Mike. Thanks for taking my question, guys. First question, you talked about the timing differences with some of the revenue. Do you expect to make those up in the back half of the year, and can you, I guess, quantify that? And how has your feeling with the back half changed relative to how it was in the first quarter?

Steven Komar:                                 Well, I think I’ll take a shot at that. I think that, as I think we’ve stated, we believe our second half will be stronger due to some of the timing issues you refer to. There is at least the possibility that our second half will be perhaps somewhat stronger than we indicated a quarter ago. Obviously, we’ve also talked about some of the risks associated with some of the government activities, and that candidly acts as a bit of a damper whenever we talk about projections. We need to be balanced and fair. So from my perspective, I would say that we’re clearly going to be better in the second half, perhaps marginally better than we had talked about in the past, but tempered only by the fact that we’re not completely in control of the environment between now and year end as it relates to the government sector.

Ross Licero:                                     Okay, great, and I think you guys gave guidance of $55 to $65 million in the first quarter. How has that changed relative to the first quarter?

Steven Komar:                                 Yes, we did give that guidance, and it has not changed. It remains the same.

Ross Licero:                                     Okay, thank you.

Steven Komar:                                 You're welcome.

Operator:                                          Our next question comes from the line of Mark Jordan with Noble Financial. Please go ahead, sir.

Mark Jordan:                                  Good afternoon, gentlemen. Question relative to the cyber security credentialing business. You stated that it’s, you know, obviously very, can be very unpredictable quarter-to-quarter. I was wondering, given the fact that you are down modestly for the next six months, but looking at the year as a whole, how do you gauge the growth expectations for that business?

Steven Komar:                                 I’m sure you want some specifics, Mark, so I’ll pass this one to Jim.

James McCubbin:                           Hi Mark, how are you?

Mark Jordan:                                  I’m fine.

James McCubbin:                           Well in getting to your questions, I promised some friends that I wouldn’t use the word “lumpy” on this call, but instead have used “erratic”. In the first quarter, we had about $600,000 in revenue in credentialing, kind of, fall early and hit our first quarter instead of our second quarter. And then we’ve had about $1 million in revenue land in the third quarter in July instead of in the second quarter. So while for the year it still looks, you know, fine, it’s just been erratic, and we can’t do a lot about that because it’s been associated with either TWIC awards or credentialing awards.

A concern we have with credentialing short-term is the sequestration. In the sequestration environment, that affects government contractors. As you know, government contractors are the ones that are being pushed to acquire and purchase our credentials. Right now there’s a lot of confusion over the short term prognosis of what’s going to happen. And, you know, a number of large integrators are sitting on their hands a little bit. So that could have a mitigating effect short-term but medium- to long-term, there still has to be a catch-up. So you know, that’s the visibility issue that we’ve been having.

We think we’ll be able to catch up the revenues in the third and fourth quarter, but we do want to use that caveat, that sequestration, you know, as you’re well aware, is confusing some visibility for some of the contractors on the short-term basis.

Mark Jordan:                                  Okay, with the opportunities that you have with the space of Nevada, Utah, and the Western States Contracting Alliance, could you give us an overview of the marketing thrust that you have for those, you know, for that business opportunity?

Steven Komar:                                 Well sure, Mark. I think that one of the things that we can say is that there is great value in the Western States Contracting Alliance, which, if you think of it in terms of an umbrella contract, if one were in the government market, that has basically—that basically allows on a task order basis any number of the original states that entered the alliance to contract with us on an accelerated basis, and allow us to expand services to that population.

That has now been re-interpreted into the fact that any state literally within the United States can take advantage of that contracting vehicle. And we have, as of today, some dedicated resources attempting to leverage that marketplace and accelerate our activity there. It is still in an early stage. We are having very favorable results in the one, two, and three states that we have already engaged with. But you know, candidly, I think this is a future activity that has a lot of potential. It may not be a big contributor in the third and fourth quarter of this year, but activities will be underway and we really expect to see a lot of benefit from this on a macro basis as we move into 2013.

Mark Jordan:                                  Okay, final question relative to your federal customers. You know, some contractors have noted that federal customers have been delaying contract awards, they’ve been, sort of, (inaudible) funds with the idea that, you know, they might be able to carry some over if they get funding pulled away with sequestration. Could you characterize how you see the government agency behaving now, and what you think they might do through the end of the governmental fiscal year?

Steven Komar:                                 An interesting question, one we live with daily. Jim, do you want to take a shot at it?

James McCubbin:                           Hey Mark, there are a couple things that we do believe from what we’ve heard from some of the people we’ve spoken with. One, we believe that there will be a continuing resolution. And given a continuing resolution, new contract awards may be put on hold for a period of time until probably the end of the first quarter at the earliest. But what we do believe, given that, is that some of the federal customers would probably try to do extensions on current contracts, try to do any year-end sweep up money and try to find that so they can fund base businesses going through that continuing resolution process while they try to address the sequestration.

 The sequestration, a lot of people believe that it will be worked out. The question is, is over what period of time in the second half will it occur? And, or will it roll over to the first quarter? So that’s what we’ve been seeing and we’ve been hearing but again, we have to look through it and that’s what we’re living through presently. Does that help?

Mark Jordan:                                  Yes, thank you.

Steven Komar:                                 Thank you, Mark.

Operator:                                          Our next question comes from the line of Chris Sigala with B. Riley. Please go ahead, sir.

Chris Sigala:                                   Yes, good afternoon. Thanks for taking my question. Jim, thanks for providing that, the four million and nine million in low margin revenue in the telecoms business. I was wondering if you had the numbers for the year-over-year comparison. What was it like in Q2 last year and the first half last year?

James McCubbin:                          Actually we just started tracking it this year. It was combined into, and the reason we didn’t break it out for past years, it was combined into several billings and invoices, so it wasn’t, we weren’t able to easily break it out —but we corrected that to track it going forward. An important point for you to note is that that number has shrunk, and our other side of the business that’s more relative to, I guess, industry peers, is growing, and we expect it to continue to grow as we, you know, put a big focus in growing that area. So I hope that did help you, though.

Chris Sigala:                                   Yes, is there any more detail you can provide as far as how quickly that, the low margin business is, kind of, falling off here and where the Avalon revenues, kind of, stack up at this point, too, and any, sort of, attached growth rates to that revenue stream.

James McCubbin:                          Well to keep it simple, what we’re tracking right now is what we’re doing within the segments in the two different areas. The low margin resale minutes will probably level off for the time, because they're really related to a couple of federal contracts. Remember those contract vehicles are requiring us to do that for them so that’s why we’re starting to segment it, to give a better feel and look for the higher margin business, that segment. So I mean, but you know, in the third quarter we’ll talk further about the growth and the revenue growth we’re experiencing without that—those resale minutes — to give you a better base line of our success, especially in the higher margin services areas.

Chris Sigala:                                   Okay great, and then just switching over to the cyber side, so you know, obviously sequestration is a near-term headwind, but if we’re thinking more long-term, you know, some of the mandates that are out there, the TTAC and the FIFS 201 contracts, kind of, just provide a little bit of an update on how those contracts are, kind of, progressing and how we stand today.

Steven Komar:                                 Sure, and by the way, let’s not forget the directors at OMB 11-11 which are also in an advanced stage of rolling out. Yes, I think, you know, you’ve heard us refer several times to lumpiness, whatever, erratic. The reality of what we’re facing in the government market over the next four to five months, we don’t know the answer, and what we’re trying to do is position ourselves in the best way to have the most limited amount of exposure to that. Jim mentioned that we have some exposure as it relates to credentialing for systems integrator clients. That’s a reality. It’s a timing issue but it’s a reality.

When you look to the TWIC program and its successor, TTAC, I’m not sure what we officially know about TTAC today other than to say that it’s in an advanced phase of the contracting process, and we expect it to be let in the reasonably near future. It is a contract that most likely will not be affected by sequestration and in the interim, the TWIC contract, the earlier contract, has been extended in term and scope for several additional months in anticipation of this.

So we don’t really see anything that we would consider a drop off in that area. Our risk would be with new programs initiating over the next four to six months and the fact that they might in fact be held captive under continuing resolutions. But as I think we mentioned earlier, we don’t see a really material downside to that. We’re just highlighting it as something that might cap our upside over the next several months.

Chris Sigala:                                   Alright, great, that’s really helpful. That’s all for me.

Steven Komar:                               Thank you, Chris.

Operator:                                        Ladies and gentlemen, if there are any additional questions, please press the star followed, by the one, at this time. Our next question comes from the line of Mr. Sam Donaldson, private investor. Please go ahead, sir.

Sam Donaldson:                             Well gentlemen, good afternoon. We’re, sort of, in the trough here. I know Steve, you said you’re well aware, management is well aware of the precipitous drop in the price of the stock and how it’s affected your stockholders. And I understand you didn’t want this, no one did, but I have a question. Jim, you told a number of us that after this—earlier this summer, that after the July 4th holiday, you were going to go on the road and see if you could drum up some investors. Tell us about what you did and what you encountered. Clearly you weren’t able to drum up a lot of investors. What did they say to you? And what did you say to them that may pay off in the future?

James McCubbin:                           Well Sam, we did go out on the road to try to raise awareness in the investor base, and we focused on several institutions. And a lot of the institutions in today’s environment are spending more time doing due diligence than they have in the past. And our experience to date has been the institutions that have been building positions have spent anywhere from a month to three months doing due diligence. From that trip, while we didn’t see a lot of short-term activity, we did see several funds that we’ve talked to starting a due diligence process. Looking at the rest of August and September, we’re going to continue those efforts. In fact, we will be meeting with positive investor groups this week and next week, institutions next week, and we’re planning another trip in September to do just that. Raise awareness because of the liquidity issues in the stock.

But please be aware, these are liquidity issues. And the micro cap space and small cap space have been very negatively affected by the environment over the last three to four months. It’s just not WidePoint. We have seen the small cap and micro cap area get really pummeled because of a flight of risk, or a flight away from risk. And seen a lot of challenges, which just means it’s that much more difficult to, you know, get to buyers that are looking to invest in some of these high risk endeavors, and that’s what we’re facing.

So while we did make headway in July, it’s just going to take a lot more work to get the necessary liquidity. We feel there’s real fairness in the valuation of the business. That’s just the challenge that we all face and that we’re endeavoring to work towards solving.

Sam Donaldson:                              Any guess as to what it will take form the standpoint of bottom lines each quarter for investors to say, well I guess if they're out of the trough or the government is now coming to its senses or what have you? I guess many of us that have stuck with you and will continue to stick with you, have year in and year out faced the prospect that we start a year with great anticipation and of course hope that things are going to work out and you’re in a position to do that. And then you get knocked in the head as the year goes on. So I guess I’m really looking for some sort of crystal ball for the future, if not the next quarter. You could have even given us that and for this year, down the road.

James McCubbin:                           Well I mean, we’re in a very exciting space, and while we still have a lot of challenges, we’re facing those challenges very realistically. You know, we have to regain a little bit of credibility from the fall off in 2011. That’s going to take a little bit of time and proof, you know? And that’s not an easy thing to do, given that, you know, we have a big concentration on the federal marketplace and the federal marketplace being so, I mean, really in such a confused state right now, let me leave it at that to be politically correct. But Sam, we’re finding ways to grow in and around that, and I think as we do perform and as we do keep in front of a larger pool of potential investors, you know, we will see the reality of the value come back into the stock and be rewarded by that.

Nonetheless, what’s more important to us is making sure that operationally, we make the right investments, strategically place the company in a path of a wave so we’re not fighting a tide any longer and we’re going with the tide because that’s where you’re going to see the greatest value or enterprise value be built for what we have and for it to be real. Because ultimately, somebody’s going to pay a strategic price for what it is that we’re building and we’ve worked so hard to accomplish. So we have to be careful that we both look at the operational issues that we need to be successful with, as well as also trying to create the liquidity that needs to give some fairness. It’s quite a balancing act for a small company and we’re trying to do our best in achieving those goals for all of you.

Sam Donaldson:                              Thanks very much and keep going, thank you.

Steven Komar:                                Thank you, Sam.

Operator:                                         Thank you. There are no further questions at this time, Mr. Komar. If you would like to continue with any closing remarks you may have, please go ahead.

Steven Komar:                                Thank you, Lily. I’d just like to express my thanks to all that participated in this frank and open exchange. We remain quite excited about our opportunities for the remainder of this year and beyond. And I can’t emphasize that enough. I’d like to thank you all for your time and interest in WidePoint. We greatly appreciate you continued commitment to us and we look forward to updating you on our progress at our next conference call in mid-November. Thank you, and have a pleasant evening.

Operator:                                          Ladies and gentlemen. This concludes the WidePoint Corporation Second Quarter 2012 Conference Call. Thank you for your participation. You may now disconnect.